NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Investor Inquiries	Media

	Megan Meloni StemCells, Inc. (650) 475-3100, ext. 105	Tim Brons Vida Communication, Inc. (415) 675-7402

STEMCELLS, INC. MANAGEMENT TO PRESENT AT
WORLD STEM CELLS AND REGENERATIVE MEDICINE CONGRESS

PALO ALTO, Calif., May 6, 2010 – StemCells, Inc. (NASDAQ: STEM) announced today that Martin McGlynn, President and CEO, and Stewart Craig, Ph.D., Senior Vice President, Development and Operations, will each present at the Fifth Annual World Stem Cells and Regenerative Medicine Congress to be held May 11 – 13 in London, UK. The World Stem Cells and Regenerative Medicine Congress brings together business leaders, academic researchers, regulators, policy-makers, advocates, and legal and industry experts from around the world to network, collaborate and discuss the challenges and commercial opportunities for stem cell applications. StemCells’ invitation to participate in multiple speaking sessions at this conference reflects the Company’s leading position and broad reach in the stem cell field, including a wide range of stem cell technology platforms for both therapeutic and non-therapeutic use.

Mr. McGlynn’s presentation, entitled “Case Study: Working with the FDA for Regulatory Approval,” is scheduled for May 11th at 10:05 a.m. local time. Mr. McGlynn will also participate in a panel discussion entitled “Constructing a ‘Regulatory Roadmap’ to Bring Cell Therapy to the Clinic,” scheduled for 10:30 a.m. local time the same day. As the first company to receive FDA authorization for a clinical trial using purified human neural stem cells, StemCells has significant experience with advancing novel stem cell treatments into the clinic. Its two successful IND filings to date have led to the completion in January 2009 of a Phase I clinical trial in neuronal ceroid lipofuscinosis (NCL, also often referred to as Batten disease) and initiation in November 2009 of a Phase I clinical trial in Pelizaeus-Merzbacher Disease (PMD), both fatal neurodegenerative disorders in children. The Company has also recently submitted a protocol to the FDA for initiation of a second NCL trial.

Dr. Craig’s presentation, entitled “Platform Solutions for Stem Cell-based Drug Discovery Applications,” is scheduled for May 11th at 5:30 p.m. local time. StemCells has in-house expertise and infrastructure for providing cell-based assays for drug discovery and development, including an automated cell culture platform for the production of stem and progenitor cells for drug screening applications. The Company is currently leveraging its broad technology platform, including embryonic stem cells, induced pluripotent stem cells and tissue-derived (adult) stem cells, and its leading position in the neural stem cell field to develop neural stem cell-based assays to facilitate drug discovery for diseases of the central nervous system.

StemCells will also exhibit its stem cell technologies and research products at the conference, including its SC Proven® specialty cell culture products, which enable leading edge stem cell research.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of stem cell therapeutics and enabling technologies for use in stem cell-based research and drug discovery. In its cellular medicine programs, StemCells is targeting diseases of the central nervous system and liver. StemCells’ lead product candidate, HuCNS-SC cells (purified human neural stem cells), is in clinical development for the treatment of two fatal neurodegenerative disorders that primarily affect young children. StemCells also markets specialty cell culture products under the SC Proven brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and development. The Company has exclusive rights to approximately 55 issued or allowed U.S. patents and over 200 granted or allowed non-U.S. patents. Further information about StemCells is available at www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the clinical development of its HuCNS-SC cells; the Company’s ability to commercialize drug discovery and drug development tools; and the future business operations of the Company. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in its subsequent reports on Form 10-Q and Form 8-K.

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